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Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Preston Romm Chief Financial Officer Tel: 760-931-5500 Email: investors@dothill.com	Kirsten Garvin Investor Relations Tel: 760-476-3811 Email: kirsten.garvin@dothill.com

        CARLSBAD, Calif.—May 19, 2003—Dot Hill Systems Corp. (AMEX:HIL), today announced that on May 17, 2003 its board of directors approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of May 30, 2003 will receive rights to purchase shares of a new series of preferred stock.

        The Rights Plan is designed to enable all Dot Hill stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Dot Hill. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

        The rights will be distributed as a non-taxable dividend and will expire ten years after the record date. The rights will be exercisable only if a person or group acquires 15 percent or more of Dot Hill's common stock or at the times specified in the Rights Plan after a person or group commences or announces a tender offer for 15 percent or more of the common stock. With certain limited exceptions, if a person or group acquires 15 percent or more of Dot Hill's common stock, all rightsholders except the buyer will be entitled to acquire Dot Hill's common stock at a discount. The effect will be to discourage acquisitions of more than 15 percent of Dot Hill's common stock without negotiations with the board.

        The rights will trade with Dot Hill's common stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. Dot Hill's board of directors may amend or terminate the Rights Plan or redeem the rights prior to the time a person or group acquires 15 percent or more of Dot Hill's common stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date and a copy of the Rights Plan will be contained in a Form 8-K to be filed by Dot Hill with the Securities and Exchange Commission.

        Dot Hill Systems Corp. is a leader in the innovative design and delivery of storage networking solutions to businesses worldwide. Its products include the SANnet II family of storage systems, SANscape® storage management software and SANpath® storage networking software. For more information, visit Dot Hill on the web at www.dothill.com.

        Dot Hill, the Dot Hill logo, SANnet, SANscape, and SANpath are trademarks of Dot Hill Systems Corp. All other products and names mentioned herein are trademarks or registered trademarks of their respective owners.

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  Exhibit 99.1